MANAGEMENT RESTRICTED STOCK UNIT AGREEMENT
     MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Restricted Stock Units (your “Units”). Your Units are subject to the terms and conditions of this Management Restricted Stock Unit Agreement (this “Agreement”) and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plan”).
     1. Standard Settlement Terms. Except as provided in Sections 2 (Change of Status) and 3 (Change of Control), the Period of Restriction for your Units will expire, and each of your Units will be due and payable in the form of Shares, on the third anniversary of the Grant Date (the “Standard Settlement Terms”).
     2. Change of Status. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. In the event of a Change of Control, any applicable terms of Section 3 (Change of Control) will supersede the terms of this Section 2.
     (a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, each of your Units will be due and payable in the form of Shares. Once this provision applies, no other change of status described in this Section 2 (except the provision regarding termination for Cause) will affect your Units, even if you subsequently return to active service or your employment with the Company or an Affiliate terminates other than for Cause.
     (b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death, each of your Units will be due and payable in the form of Shares (or cash at a value equal to the Closing Price on the date of your death, if so determined by the Committee).”
     (c) Retirement. If your employment with the Company or an Affiliate terminates (other than for Cause) on after your early retirement date or normal retirement date (in each case determined under any ERISA qualified pension plan offered by the Company or an Affiliate in which you participate, if any) (“Retirement”), the Standard Settlement Terms will continue to apply to your Units.
     (d) Bridge Eligibility. If your employment with the Company or an Affiliate terminates (other than for Cause) with bridge eligibility for retirement-related medical benefits (determined under the ERISA qualified benefit plan offered by the Company or an Affiliate in which you participate, if any) (“Bridge Eligibility”), and your separation agreement (offered to you under the severance program offered by the Company or an Affiliate to its Employees) becomes final, the Standard Settlement Terms will continue to apply to your Units.
     (e) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, your Units will be forfeited immediately.
     (f) Other Termination of Employment. Unless the Committee determines otherwise, if no other provision in this Section 2 regarding change of status applies, including, for example, your voluntary termination of employment, your termination without Retirement or Bridge Eligibility, or the termination of your employment by the Company or an Affiliate without Cause, your Units will be forfeited immediately unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent your separation agreement becomes final, your Prorated

Units will be due and payable to you. The number of your “Prorated Units” will be determined by dividing the number of calendar months, beginning with the month of the Grant Date, that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Units, and rounding to the nearest whole number; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the Grant Date , then the number of your Prorated Units shall be zero (0). Payment for each of your Units will be made in cash at a value equal to the Closing Price on the Grant Date, and shall be rounded to the nearest one-hundred dollars ($100.00). If your separation agreement does not become final, your Units will be forfeited.
     3. Change of Control.
     (a) Except as provided in Section 3(b), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Units will be due and payable in the form of cash equal to the number of your Units multiplied by the Change of Control Price.
     (b) The terms of Section 3(a) will not apply to your Units if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Units pursuant to Section 15.2 of the Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A, to the extent such Code section is applicable to your Units.
     4. Nontransferability of Awards. Except as provided in Section 5 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Units, and all rights with respect to your Units are exercisable during your lifetime only by you.
     5. Beneficiary Designation. You may name any beneficiary or beneficiaries (who may be named contingently or successively) who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.
     6. Tax Withholding. The Company will withhold from payment made under this Agreement an amount sufficient to satisfy the minimum statutory Federal, state, and local tax withholding requirements relating to payment on account of your Units.
     7. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Units in recognition of unusual or nonrecurring events affecting the Company or its financial statements (such as a Common Stock dividend, Common Stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), or in recognition of changes to applicable laws, regulations, or accounting principles, to prevent unintended dilution or enlargement of the potential benefits of your Units. The Committee’s determinations in this regard will be conclusive.

     8. Timing of Payment.
     (a) To the extent applicable, this Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. If Shares are to be paid to you, you will receive evidence of ownership of those Shares.
     (b) If payment is due and payable under Section 2(a), it will be made within thirty (30) days after your qualification for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees.
     (c) If payment is due and payable under Section 2(b), it will be made upon your death.
     (d) If payment is due and payable under Section 2(f), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).
     (e) If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days after the Change of Control. If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(f).
     (f) If payment is due and payable under the Standard Settlement Terms and you have chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made at the time determined under that plan. If payment is due and payable under the Standard Settlement Terms and you have not chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made within thirty (30) days after the Period of Restriction for your Units expires.
     9. Closing Price. For purposes of this Agreement, Closing Price will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Plan for all purposes related to your Units.
     10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.
     11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.

     12. Miscellaneous. For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Plan, and the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan. Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates regarding your Units. No promises, terms, or agreements of any kind regarding your Units that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable. If you are an Employee of an Affiliate, your Units are being provided to you by the Company on behalf of that Affiliate, and the value of your Units will be considered a compensation obligation of that Affiliate. Your Units are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Units on account of any dividend paid on Shares. The issuance of Shares or payment of cash pursuant to your Units is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.
     13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.
     14. Agreement to Protect Corporate Property. The grant of your Units is subject to your execution of the Agreement to Protect Corporate Property provided to you with this Agreement (“Property Agreement”). If you do not return a signed copy of the Property Agreement, this Agreement and the Units granted to you will be void. The Company may in its sole discretion allow an extension of time for you to return your signed Property Agreement.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and you have executed this Agreement.

METLIFE, INC.		EMPLOYEE

By:	C. Robert Henrikson	[name]
Name

Chairman of the Board,
President and Chief Executive Officer
Title

	Signature	Signature

Date:

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